Exhibit 99.1

News Release

Corporate Headquarters

P.O. Box 269

San Antonio, TX 78291-0269

Phone: (210) 829-9000

Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Doug Shepard
February 1, 2011	(210) 829-9120
doug_shepard@harte-hanks.com

HARTE-HANKS REPORTS FOURTH QUARTER AND FULL YEAR

RESULTS

Note: The company will host a conference call to discuss the earnings release on February 1, 2011, at 10:00 a.m. Central Time. The conference call number is (888) 942-8167 for domestic callers and (517) 308-9175 for international callers, passcode 121693. The conference call will also be audio webcast. To access the audio webcast, please go to https://e-meetings.verizonbusiness.com, conference number 2691540. There will be an audio replay available shortly after the call through February 9, 2011. To access the audio replay, please call (800) 395-7443 for domestic callers and (203) 369-3271 for international callers, passcode 121693. The replay also will be available on the Harte-Hanks Web site under the “Investors” section.

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) today reported fourth quarter 2010 diluted earnings per share of $0.24 on revenues of $236.0 million. These results compare to diluted earnings per share of $0.21 on $217.5 million in revenues for the fourth quarter of 2009.

The following table presents financial highlights of the company’s operations for the fourth quarter of 2010 and 2009, respectively. Full financial results are attached.

RESULTS FROM OPERATIONS (unaudited)

(In thousands, except per share amounts)	Three Months Ended December 31,
	2010	2009	% Change
Operating revenues	$235,993	$217,489	8.5%
Operating income	25,109	19,827	26.6%
Net income	15,604	13,492	15.7%
Diluted earnings per share	0.24	0.21	14.3%
Diluted shares (weighted average common and common equivalent shares outstanding)	64,198	64,100	0.2%

For the three months ended December 31, 2010, the company generated free cash flow (defined below) of $17.3 million, down from $19.1 million in the prior year’s fourth quarter.

For the year, the company’s revenues increased slightly to $860.5 million and operating income increased 10.5% to $91.1 million. Diluted earnings per share for the year were $0.84 compared to $0.75 for 2009.

RESULTS FROM OPERATIONS (unaudited)

(In thousands, except per share amounts)	Year Ended December 31,
	2010	2009	% Change
Operating revenues	$860,526	$860,143	0.0%
Operating income	91,053	82,430	10.5%
Net income	53,604	47,715	12.3%
Diluted earnings per share	0.84	0.75	12.0%
Diluted shares (weighted average common and common equivalent shares outstanding)	64,139	63,885	0.4%

Commenting on the 2010 performance, Chairman, President and Chief Executive Officer Larry Franklin said, “We are very pleased with our fourth quarter revenue performance particularly in Direct Marketing. The one-time project we discussed in the third quarter accounted for approximately 50% of the revenue growth. We had very strong revenue performance in our Software and Data business and The Agency Inside Harte-Hanks. The 5.0% revenue decline in Shoppers was slightly higher than the 4.2% decline in the third quarter. There were several factors influencing the HDM profit performance. A majority of the margin percentage decline was from incentive compensation that resulted from the strong fourth quarter revenue performance. As previously mentioned we are (and will continue) investing in the people and product development necessary to execute multichannel and digital strategies in both businesses. We are very pleased with our Shopper profit performance in 2010 and the progress in their digital strategy.”

Discussing the performance of individual business segments, Executive Vice President and Chief Financial Officer, Doug Shepard said, “Direct Marketing fourth quarter revenues increased 14.2% and operating income declined 3.7%. Revenue for each Direct Marketing vertical increased approximately 10% in the fourth quarter compared to the fourth quarter of 2009 except for the pharma/healthcare vertical. Our pharma/healthcare vertical increased approximately 55%

due to the one-time project related to a voluntary product recall for a long-standing customer that was carried over from the third quarter. Operating income margins were 15.4% versus 18.3% in the fourth quarter of 2009.

Shoppers experienced a fourth quarter revenue decrease of 5.0% compared to the fourth quarter of 2009 and an operating profit of $0.9 million. For the year, Shoppers revenue decreased 5.4% and operating income excluding the fourth quarter 2009 legal settlement of $6.95 million increased $10.0 million.”

Concluding, Franklin said, “We are pleased with the fourth quarter revenue growth in Direct Marketing, but we do not expect to have that level of growth over the next few quarters. We do however expect to see some margin improvement during 2011. For Shoppers, California and Florida remain very difficult markets with unemployment still over 12%. Additionally we face significant paper price increases and a postage increase. We continue to invest in our digital strategy and are very excited about the progress we are making. In both of our businesses, I am confident we have the leadership team that will leverage these investments for long term success while delivering excellent short term results for our customers, our people and our shareholders. We are excited about the future because of our financial strength and our people.”

Selected Highlights:

•

Harte-Hanks Direct Marketing renewed and expanded its relationship with one of the world’s largest technology solution providers. In addition to providing global data management strategy and related support services for this client (as Harte-Hanks has done in the past), Harte-Hanks’ Mason Zimbler B2B agency will monitor and manage the social marketing presence of the client’s sales force for a major new product initiative.

•

Harte-Hanks Direct Marketing’s Trillium Software® provided a Basel II compliance solution to one of its largest existing customers, a global financial institution, centered on its Trillium Software System® and related services. The bank will use the Trillium Software System to evaluate risk, and for capital reserve calculation and reporting. This solution represents a new way to leverage Trillium’s ability to capture and cleanse data to generate reliable, comprehensive and actionable reports.

•

Trillium Software® introduced its TrilliumApps™ a Web-based collection of pre-developed information quality rules, processes and full data quality workflows that can be easily downloaded at no cost and inserted into existing Trillium Software System® environments. TrilliumApps has been built leveraging the broad and deep experience of Trillium Software consultants and engineers working across a wide variety of industries, geographies and projects. TrilliumApps organizes the content for easy access to rules and applications (apps), enabling customers to explore, select and download their chosen apps directly to their desktops.

•

Harte-Hanks Direct Marketing won a competitive process to deliver a large relationship marketing program for a nation-wide financial service provider. The Agency Inside Harte-Hanks will coordinate marketing strategy development and execution, drawing from Harte-Hanks’ marketing database, data services, email and targeted mail capabilities to provide an integrated multichannel solution to the client.

•

In the fourth quarter, Mazda Europe selected Harte-Hanks’ Trillium Software System® to analyze and consolidate customer data for its company-wide customer relationship management (CRM) initiative. Mazda will utilize the Trillium Software System to fulfill the necessary consolidation and cleansing of data in real time, while continually assuring that its mission-critical customer data is of the highest possible quality.

•

Harte-Hanks leveraged its relationship with a long-standing department store client to secure significant new business for Harte-Hanks Shoppers, PennySaverUSA.com® and Harte-Hanks Direct Marketing’s Trillium Software®. The Trillium Software System will be used for data quality control and improvement to increase the effectiveness of the client’s multichannel marketing initiatives. This client is currently one of Harte-Hanks Direct Marketing’s largest mail and data services clients.

•

Harte-Hanks’ Trillium Software® licensed the Trillium Software System® to another of the world’s largest financial institutions for automating their data quality processes, as well as to support Basel II reporting requirements. Trillium software also secured new clients, and significant renewals or expansions for existing clients, in the consumer electronics, financial services, consumer packaged goods, hotel, consumer retail, healthcare services and telecommunications industries.

•

Harte-Hanks Direct Marketing renewed and expanded its relationship with Texas Instruments, a large semiconductor company. In addition to providing technical support and fulfillment for Texas Instruments (as Harte-Hanks has done in the past), Harte-Hanks social media support specialists will monitor online forums for customer feedback so that the client can address questions and make product design changes in response to marketplace commentary.

•

The Agency Inside Harte-Hanks was selected by a large regional bank to develop a relationship marketing program to deepen the banks relationship with its customers. This multichannel program will also integrate Harte-Hanks Direct Marketing’s data and direct mail services to deliver improved client results.

•

Harte-Hanks Direct Marketing expanded its relationship with a large nationwide retailer in support of its sophisticated direct mail programs. This client will now leverage Harte-Hanks’ database and analytics services to drive marketing strategies for multichannel programs, most of which will be fulfilled by Harte-Hanks.

•

Harte-Hanks Aberdeen Group announced the launch of Advantage.Aberdeen.com, a website providing technology marketers with access to marketing program tools allowing them to utilize Aberdeen Group’s fact-based technology marketing research as campaign content, and to direct lead generation activities to Aberdeen’s more than 2.5 million technology decision makers in over 40 countries, 90% of the Fortune 1,000, and 93% of the Technology 500.

•

The Agency Inside Harte-Hanks and its client Comcast won a 2010 “Silver” MARK Award from the Cable & Telecommunications Association for Marketing (CTAM) for a multichannel marketing program. The honor recognized an advertising effort targeted to Comcast customers who received a Nintendo Wii console for signing up for new “Triple Play” services (TV, high-speed internet and voice). A direct mail effort compelled these new Nintendo Wii users to hook their consoles up to Comcast High-Speed Internet.

•	Harte-Hanks increased its regular quarterly cash dividend, bringing the cash dividend for the first quarter of 2011 to 8.0 cents per share. This represents a 6.7% increase in the regular quarterly dividend and is the company’s fourteenth dividend increase since its 1993 public offering. With the payment of this dividend, Harte-Hanks will have paid consecutive quarterly dividends since the first quarter of 1995.

About Harte-Hanks:

Harte-Hanks® is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves return on its clients’ marketing investment by increasing their prospect and customer value through solutions and services organized around five groupings of integrated activities: Information (data collection/management) — Opportunity (data access/utilization) — Insight (data analysis/interpretation) — Engagement (program and campaign creation and development) — Interaction (program execution). Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 950 separate editions with approximately 11.5 million circulation each week in California and Florida. Harte-Hanks Shoppers brings buyers and sellers together at a local level, helping businesses and individuals get results from targeted, local advertisements, both through Shoppers’ printed publications and online through the PennySaverUSA.com™ and TheFlyer.com™ websites. Visit the Harte-Hanks Web site at http://www.harte-hanks.com.

##

For more information, contact: Executive Vice President and Chief Financial Officer Doug Shepard at (210) 829-9120 or e-mail at doug_shepard@harte-hanks.com.

Cautionary Note Regarding Forward-Looking Statements:

This press release and our related earnings conference call contain “forward-looking statements” within the meaning of the federal securities laws. All such statements are qualified by this cautionary note, which is provided pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements other than historical facts are forward-looking and may be identified by words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “seeks,” “could,” “intends,” or words of similar meaning. Examples include statements regarding (1) our strategies and initiatives, (2) adjustments to our cost structure and other actions designed to respond to market conditions and improve our performance, and the anticipated effectiveness and expenses associated with these actions, (3) our financial outlook for revenues, earnings per share, operating income, expense related to equity-based compensation, capital resources and other financial items, (4) our expectations for our businesses and for the industries in which we operate, including with regard to the negative performance trends in our Shoppers business and the adverse impact of continuing economic uncertainty in the United States and other economies on the marketing expenditures and activities of our Direct Marketing clients and prospects, (5) competitive factors, (6) acquisition and development plans, (7) our stock repurchase program and (8) other statements regarding future events, conditions or outcomes. These forward-looking statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from what is expressed in or indicated by the forward-looking statements. In that event, our business, financial condition, results of operations or liquidity could be materially adversely affected and investors in our securities could lose part or all of their investments. These risks, uncertainties, assumptions and other factors include, without limitation, (a) domestic, international and local economic and business conditions, including (i) market conditions in California and Florida that may continue to adversely impact local advertising expenditures in our Shoppers publications and (ii) the adverse impact of continuing economic uncertainty in the United States and elsewhere on the marketing expenditures and activities of our clients and prospects, (b) the demand for our services by clients and prospective clients, including (i) the willingness of existing clients to maintain or increase their spending on products and services that are or remain profitable for us, and (ii) our ability to predict changes in client preferences, (c) the financial condition and marketing budgets of our clients, including client bankruptcies or other developments that may result in increased bad debt expense, (d) economic and other business factors that impact the industry verticals that we serve, including any consolidation of clients and prospective clients in these verticals, (e) our ability to manage and timely adjust our capacity and headcount, and to otherwise effectively service our clients, (f) the impact of competition and our ability to continually improve our processes and to develop and introduce new products and services in a timely and cost-effective manner, (g) our ability to protect our data centers against security breaches and other interruptions, and to protect sensitive personal information of our clients and their customers, (h) increasing concern over consumer privacy issues, or enactment of legislation restricting the collection and use of information that is currently legally available, (i) the impact of other regulations, including restrictions on unsolicited marketing communications and other consumer protection laws, (j) fluctuations in fuel prices, paper prices, postal rates and postal delivery schedules, (k) the number of equity securities that we may issue to employees, (l) the number of shares, if any, that we may repurchase in connection with our repurchase program, (m) unanticipated developments regarding litigation including the actual outcome of our preliminary settlement to resolve a previously disclosed class action lawsuit filed in 2001, or other contingent liabilities, and (n) other factors discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009. The forward-looking statements in this press release and our related earnings conference call are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement, even if new information becomes available or other events occur in the future.

Supplemental Non-GAAP Financial Measures:

In this press release and our related earnings conference call, the company intends to provide investors with a better understanding of operating results and underlying trends to assess the company’s performance and liquidity. Harte-Hanks evaluates its operating performance based on several measures, including the non-GAAP financial measures of (1) free cash flow, defined as net income, plus depreciation and amortization, plus stock-based compensation (tax-effected), less capital expenditures, and (2) EBITDA, defined as net income before interest, taxes, depreciation, and amortization. Harte-Hanks believes that free cash flow and EBITDA are useful supplemental financial measures for investors because they facilitate investors’ ability to evaluate the operational strength of the company’s business. Free cash flow and EBITDA, however, are not calculated in accordance with GAAP and they should not be considered substitutes for net income as an indicator of operating performance. A quantitative reconciliation of free cash flow and EBITDA to net income is found in the tables attached to this release.

This document may contain trademarks that are owned or licensed by Harte-Hanks, Inc. and its subsidiaries, including, without limitation, Harte-Hanks® and other names and marks. All other brand names, product names, or trademarks belong to their respective holders.

Harte-Hanks, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
In thousands, except per share data	2010	2009	2010	2009

Operating revenues	$235,993	$217,489	$860,526	$860,143
Operating expenses:
Labor	97,464	89,500	356,037	366,077
Production and distribution	90,698	78,528	323,217	312,230
Advertising, selling, general and administrative	16,851	16,005	66,792	62,479
Shopper legal settlement	—	6,950	—	6,950
Depreciation and amortization	5,871	6,679	23,427	29,977

	210,884	197,662	769,473	777,713

Operating income	25,109	19,827	91,053	82,430

Other expenses (income):
Interest expense	722	703	2,824	8,150
Interest income	(64)	(37)	(200)	(182)
Other, net	596	361	2,102	2,520

	1,254	1,027	4,726	10,488

Income before income taxes	23,855	18,800	86,327	71,942
Income tax expense	8,251	5,308	32,723	24,227

Net income	$15,604	$13,492	$53,604	$47,715

Basic earnings per common share	$0.25	$0.21	$0.84	$0.75

Weighted-average common shares outstanding	63,626	63,574	63,616	63,556

Diluted earnings per common share	$0.24	$0.21	$0.84	$0.75

Weighted-average common and common equivalent shares outstanding	64,198	64,100	64,139	63,885

Harte-Hanks, Inc.

Balance Sheet Data (Unaudited)

In thousands	December 31, 2010	December 31, 2009

Cash and cash equivalents	$85,996	$86,598

Total debt	$193,000	$239,688

Harte-Hanks, Inc.

Business Segment Information (Unaudited)

	Three months ended December 31,			Twelve months ended December 31,
In thousands	2010	2009	% Change	2010	2009	% Change

OPERATING REVENUES:
Direct Marketing	$174,758	$153,010	14.2%	$601,283	$585,988	2.6%
Shoppers	61,235	64,479	-5.0%	259,243	274,155	-5.4%

Total operating revenues	$235,993	$217,489	8.5%	$860,526	$860,143	0.0%

OPERATING INCOME:
Direct Marketing	$26,903	$27,932	-3.7%	$86,748	$95,812	-9.5%
Shoppers	887	(5,370)	116.5%	15,602	(1,354)	-1252.3%
General corporate expense	(2,681)	(2,735)	2.0%	(11,297)	(12,028)	6.1%

Total operating income	$25,109	$19,827	26.6%	$91,053	$82,430	10.5%

DEPRECIATION AND AMORTIZATION:
Direct Marketing	$4,403	$4,881	-9.8%	$17,081	$21,205	-19.4%
Shoppers	1,464	1,793	-18.3%	6,333	8,747	-27.6%
General corporate expense	4	5	-20.0%	13	25	-48.0%

Total depreciation and amortization	$5,871	$6,679	-12.1%	$23,427	$29,977	-21.9%

Reconciliation of Net Income to Free Cash Flow

	Three months ended December 31,		Twelve months ended December 31,
In thousands	2010	2009	2010	2009
Net Income	$15,604	$13,492	$53,604	$47,715
Add: After-tax stock-based compensation (Note 1)	623	587	2,418	2,578
Add: depreciation and amortization	5,871	6,679	23,427	29,977
Less: capital expenditures	4,818	1,609	17,449	9,011

Free cash flow	$17,280	$19,149	$62,000	$71,259

Note 1:	Pre-tax compensation expense was $953 and $817 for the three months ended December 31, 2010 and 2009, respectively.
Pre-tax compensation expense was $3,907 and $3,890 for the twelve months ended December 31, 2010 and 2009, respectively.

Reconciliation of Net Income to EBITDA

		Three months ended December 31,		Twelve months ended December 31,
In thousands		2010	2009	2010	2009
Net Income		$15,604	$13,492	$53,604	$47,715
Add:	Depreciation and amortization	5,871	6,679	23,427	29,977
	Interest expense, net and non-operating, net	1,254	1,027	4,726	10,488
	Income tax expense	8,251	5,308	32,723	24,227

EBITDA		$30,980	$26,506	$114,480	$112,407

EBITDA by Segment:
	Direct Marketing	$31,306	$32,813	$103,829	$117,017
	Shoppers	2,351	(3,577)	21,935	7,393
	Corporate	(2,677)	(2,730)	(11,284)	(12,003)

		$30,980	$26,506	$114,480	$112,407

Harte-Hanks, Inc.

Direct Marketing Revenue Mix (Unaudited)

Vertical Markets - Percent of Direct Marketing Revenue

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009

Retail	27%	28%	26%	26%
Financial and Insurance Services	12%	13%	13%	13%
Technology	26%	28%	27%	29%
Healthcare and Pharmaceuticals	15%	11%	13%	11%
Other Select Markets	20%	20%	21%	21%

	100%	100%	100%	100%